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Exhibit 10.18

SIXTEENTH AMENDMENT TO
GENERAL CREDIT AND SECURITY AGREEMENT

        THIS AGREEMENT, dated and effective as of December 23, 2004, between SPECTRUM Commercial Services Company, a Minnesota Corporation, having its mailing address and principal place of business at Two Appletree Square, Suite 415, Bloomington, Minnesota 55425 (herein called "Lender" or "SCS"), and Appliance Recycling Centers of America, Inc., a Minnesota corporation, having the mailing address and principal place of business at 7400 Excelsior Boulevard, Minneapolis, MN 55426, (herein called "Borrower"), amends that certain General Credit and Security Agreement dated August 30, 1996, ("Credit Agreement") as amended. Where the provisions of this Agreement conflict with the Credit Agreement, the intent of this Agreement shall control.

1.
The definition of "Borrowing Base" appearing in Paragraph 2 is amended in its entirety to read as follows:

    "Borrowing Base" shall mean the sum of (i) Eighty percent (80%) of the net amount of Eligible Receivables or such greater or lesser percentage as Lender, in its sole discretion, shall deem appropriate, plus (ii) the lesser of (x) Twenty Five percent (25%) of the net amount of Eligible Inventory (excluding Eligible Whirlpool Inventory and Eligible Scratch and Dent Inventory), plus Fifty percent (50%) of the net amount of Eligible Scratch and Dent Inventory, plus Eighty percent (80%) of the net amount of Eligible Whirlpool Inventory, or (y) Seven Million and No/100ths Dollars ($7,000,000), or such greater or lesser dollars as Lender, in its sole discretion, shall deem appropriate, although Lender may, in its sole discretion, raise or lower any such dollars and/or percentages in its sole discretion. Further, the total of the above may be reduced by $1 million, at Borrower's option; see Paragraph 5 of this Credit Agreement.

2.
The definition of "Maximum Principal Amount" under Paragraph 2 is hereby deleted and replaced with the following:

    "Maximum Principal Amount" shall mean, at any date, Eight Million Dollars and No/100ths Dollars ($8,000,000).

3.
Paragraph 23 is hereby deleted and replaced with the following:

    Termination.    Subject to automatic termination of Borrower's ability to obtain additional Advances under this Agreement upon the occurrence of any Event of Default specified in Paragraphs 20(d), (e), (f) or (g) and to Lender's right to terminate Borrower's ability to obtain additional Advances under this Agreement upon the occurrence of any other Event of Default or upon demand, this Agreement shall have a term ending on the Termination Date provided, however, that Borrower may terminate this Agreement at any earlier time upon sixty days prior written notice and will incur no prepayment fee or charge thereafter; provided further, however, that if Borrower terminates this Agreement at any time prior to the then current Maturity Date, then Borrower shall pay to Lender a prepayment charge equal to the following:

    •
    If termination occurs on or prior to December 31, 2005—3.0% of the Maximum Principal Amount.

    •
    If termination occurs after December 31, 2005 but on or before December 23, 2006—2.0% of the Maximum Principal Amount.

    •
    If termination occurs after December 31, 2006 but before December 31, 2007—1.0% of the Maximum Principal Amount.

    On the Termination Date, all obligations arising under this Agreement shall become immediately due and payable without further notice or demand. Lender's rights with respect to outstanding Obligations owing on or prior to the Termination Date will not be, affected by termination and all of said rights including (without limitation) Lender's Security Interest in the Collateral existing on such Termination Date or acquired by Borrower thereafter, and the requirements of this Agreement that Borrower furnish schedules and confirmatory assignments of Receivables and Inventory and turn over to Lender all full and partial payments thereof shall continue to be operative until all such Obligations have been duly satisfied.

4.
Paragraph 5 entitled "Interest" is hereby deleted and replaced with the following:

  5.    Interest.    Borrower agrees to pay interest on the outstanding principal amount of the Note, at the close of each day at a fluctuating rate per annum.(computed on the basis of actual number of days elapsed and a year of 360 days) which is at all times equal to Two and 95/100ths Percent (2.95%) in excess of the Prime Rate; each change in such fluctuating rate caused by a change in the Prime Rate to occur simultaneously with the change in the Prime Rate (the "Initial Rate"); provided, however, that (i) in no event shall the Initial Rate, the Adjusted Rate or the Re-adjusted rate in effect hereunder at any time be less than 7.5% per annum; (ii) interest payable hereunder with respect to each calendar month shall not be less than $37,500.00 regardless of the amount of loans, Advances or other credit extensions that actually may have been outstanding during the month, and (iii) interest shall continue to accrue hereunder until all Obligations have been paid in full.. Interest accrued through the last day of each month will be due and payable to Lender on the next Monthly Payment Date. Interest shall also be payable on the Maturity Date or on any earlier Termination Date. Interest accrued after the Maturity Date or earlier Termination Date shall be payable on Demand. Interest may be charged to Borrower's loan account as an Advance at Lender's option, whether or not Borrower then has the right to obtain an Advance pursuant to the terms of this Agreement.

  In the event Borrower earns Net Profit in any fiscal year of at least One Million Dollars ($1,000,000.00) and evidences such profit by delivering to Lender the Periodic Financial Report for that period that reflects the required Net Profit, and provided no Event of Default exists or has occurred, then upon Borrower's written request, the Initial Rate shall be reduced to Two and 45/100ths percent (2.45%) in excess of the Prime Rate (the "Adjusted Rate") commencing with the next scheduled Monthly Payment Date following Lender's receipt of both Borrower's written request and the Periodic Financial Report.

  Further, provided no Event of Default exists or has occurred, Borrower may opt to take advantage of the "Interest Discount" by providing to Lender at least two weeks written notice that it desires to do so. Upon the effective date of such notice, and for the duration of the Interest Discount, the definition of "Borrowing Base" shall be reduced by One Million dollars, and, the rate of interest then in effect, as provided herein, shall be further reduced by one-half percent (1/2%). The Interest Discount period shall end upon the earlier of the occurrence of an Event of Default, or the receipt by Lender of notice from Borrower that it shall end. Once it does end, the Interest Discount option shall not again be available to Borrower for at least 90 days from the end thereof.

  Notwithstanding the foregoing, after an Event of Default, the Note shall bear interest until paid at 5% per annum in excess of the rate otherwise then in effect, which rate shall continue to vary based on further changes in the Prime Rate; provided, however, that after an Event of Default, (i) in no event shall the interest rate in effect under the Note at any time be less than 12.5% per annum; (ii) interest payable under the Note with respect to each calendar month shall not be less than $62,500.00 regardless of the amount of loans, Advances or other credit extensions that actually may have been outstanding during the month, and (iii) interest shall continue to accrue hereunder until all Obligations have been paid in full.. (The Initial Rate, the Adjusted Rate and the Re-adjusted Rate in effect either before or after an Event of Default is referred to herein collectively as the "Interest Rate"). The undersigned shall also pay a late fee equal to 10% of any payment under the Note that is more than 10 days past due.

5.
The definition of "Maturity Date" appearing in Paragraph 2 is amended in its entirety to read as follows:

    "Maturity Date" shall mean December 31, 2007, provided, however, that the then current Maturity Date shall be extended by succeeding periods of 12 calendar months without notice to or action by either Borrower or Lender, provided further however, that such extension shall not occur if: (i) Lender has notified Borrower of an Event of Default that has occurred and is continuing, or (ii) this Agreement has previously terminated as provided in the paragraph entitled "Termination", or (iii) Lender has, in its sole and absolute discretion, demanded payment of amounts owed hereunder, or (iv) Borrower or Lender have notified the other of the intention not to renew at least sixty days prior to the then current Maturity Date and thereafter no extension shall occur.

6.
Subparagraph 17(1) is hereby deleted and replaced with the following:

    17(1). As of the end of each fiscal year hereafter, beginning with the year ending December 31, 2004, Borrower's financial statements shall reflect a Tangible Net Worth of at least Two Million Nine Hundred Thousand Dollars ($2.9 million), and for each subsequent fiscal year ending, adding an additional amount equal to the Net Income (only if positive and not if negative) earned in each fiscal year starting with the fiscal year ending December 31, 2004.

7.
Subparagraph 17(m) is hereby deleted and replaced with the following:

    17(m). At the end the calendar quarter ending June 30, 2005, and for each subsequent calendar quarter ending thereafter, Borrower's financial statements shall reflect a positive Net Income of at least One Dollar ($1.00), for each such quarter as well as on a fiscal year to date basis.

8.
The following new subparagraph 18(t) is hereby added as follows:

    Open any new stores unless 30 day written notice is provider to Lender prior to signing a lease for such location and provides written evidence to Lender that outside funds raised by the Borrower, after the date of this Sixteenth Amendment, will be sufficient to fund the cash required to open, stock and advertise the new store.

9.
Subparagraph 18(a) is hereby deleted and replaced with the following:

    Without Lender's consent, expend or contract to expend an aggregate in excess of $250,000 for fixed assets in any fiscal year, whether by way of purchase, lease, or otherwise, and whether payable currently or in the future.

10.
The following new subparagraph 17(o) is hereby added as follows:

    Execute a satisfactory pledge of a $300,000.00 depository account to Lender

11.
The definition of "Eligible Inventory" appearing in Paragraph 2 is amended in its entirety to read as follows:

    "Eligible Inventory" shall mean the dollar value of only that Inventory in which only Lender holds a senior security interest and as to which Lender, in its sole discretion, shall elect from time to time to constitute Eligible Inventory. Without limiting the discretion of Lender to consider any Inventory not to be Eligible Inventory, and by way of example of types of Inventory that Lender will consider not to be Eligib1e Inventory, Lender, notwithstanding any earlier classification of eligibility, may consider any Inventory not to be Eligible Inventory if: (i) such Inventory does not constitute finished goods (eg: "Fixed". "Scratch & Dent", "Ding & Dent". "New" (either in box or out of box); (ii) such Inventory does not meet all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale; (iii) such Inventory has not been physically received in the continental United States by Borrower; (iv) such Inventory is not currently salable in the normal course of Borrower's operations; (v) such Inventory is on consignment to or from any other Person or is subject to any bailment; (vi) such Inventory is subject to any lien, security interest or other encumbrance whatsoever, except for the security interest of Lender under this Agreement; (vii) such Inventory has been sold to any other person; (viii) such Inventory is located in a place other than Borrower's stores or processing centers; or (ix) such Inventory was purchased or otherwise acquired by Borrower more than 12 calendar months ago. The value of Eligible Inventory shall be the lower of the cost or market value of the Eligible Inventory computed on a first-in, first-out basis in accordance with generally accepted accounting principles on the basis of the most recent inventory certificates delivered to Lender pursuant to Paragraph 17(a)(v).

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM COMMERCIAL SERVICES COMPANY		APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
By	/s/ STEVEN LOWENTHAL	By	/s/ EDWARD R. CAMERON
Steven I. Lowenthal, Co-CEO		Its	Pres.

GUARANTOR ACKNOWLEDGMENT
(Sixteenth Amendment)

        The undersigned (collectively the "Guarantor") has entered into certain Guaranties of various dates (collectively the "Guaranty;" capitalized terms not otherwise defined herein being used herein as therein defined), pursuant to which each Guarantor has guarantied the payment and performance of certain Indebtedness of Appliance Recycling Centers of America, Inc., a Minnesota corporation ("Borrower") to SPECTRUM Commercial Services Company, a Minnesota corporation, ("SCS"), which Indebtedness includes, without limitation, all obligations of Borrower under that certain Revolving Note dated as of August 30, 1996 between the Borrower and SCS as subsequently amended and/or restated (as so amended the "Original Loan Agreement").

        Each Guarantor hereby acknowledges that it has received a copy of: (a) the Sixteenth Amendment as well as all previous amendments to General Credit and Security Agreement dated as of the date hereof (the "Loan Agreement") between the Borrower and SCS amending and restating the Original Loan Agreement;

        Each Guarantor hereby:

          (a)   agrees and acknowledges that the Guaranty applicable to each Guarantor shall be of an UNLIMITED AMOUNT, including without limitation all of Lender's fees, costs, expenses and attorneys' fees incurred in enforcing the Guarantee; and

          (b)   confirms that:

            (i)    by the Guaranty, the Guarantor continues to guarantee the full payment and performance of all of the Indebtedness owed to SCS, including, without limitation, all obligations of Borrower under the Original Loan Agreement as amended and restated by the Loan Agreement; and

            (ii)   with respect to each corporate Guarantor, by such Guarantor's Subsidiary Security Agreement, such Guarantor continues to grant, and hereby does grant, a security interest in all of their respective property and assets as well as the "Collateral" described in such Guarantor's Subsidiary Security Agreement, to secure the payment and performance of the "obligations" described therein; and .

            (iii)  the Guaranty remains in full force and effect, enforceable against the Guarantor in accordance with its terms.

Dated: December 23, 2004

ARCA-MARYLAND, INC.
By	/s/ EDWARD R. CAMERON
Its	Pres.
APPLIANCE RECYCLING CENTERS OF AMERICA-CALIFORNIA, INC.		ARCA OF ST. LOUIS, INC.
By	/s/ EDWARD R. CAMERON	By	/s/ EDWARD R. CAMERON
Its	Pres.	Its	Pres.

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  Exhibit 10.18
SIXTEENTH AMENDMENT TO GENERAL CREDIT AND SECURITY AGREEMENT
GUARANTOR ACKNOWLEDGMENT (Sixteenth Amendment)